Exhibit 10.2

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is entered into as of July 9, 2021 (the “Execution Date”), by and between Bicycle Therapeutics plc, a company incorporated under the laws of England and Wales having an office at Building 900, Babraham Research Campus, Cambridge, United Kingdom CB22 3AT (the “Company”), and Ionis Pharmaceuticals, Inc. a Delaware corporation with a principal place of business at 2855 Gazelle Court, Carlsbad, California 92010, USA (the “Purchaser”).  The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

RECITALS

BicycleTx Limited (“BicycleTx”), an affiliate of the Company, and Purchaser entered into that certain Evaluation and Option Agreement dated as of December 31, 2020 (the “Option Agreement”) pursuant to which BicycleTx granted to the Purchaser an exclusive option to obtain an exclusive license under BicycleTx’s technology to research, develop, manufacture, and commercialize products incorporating TfR1 Bicycles (as defined in the Collaboration Agreement (as defined below)) and Purchaser has exercised such option in accordance with the terms of the Option Agreement. Pursuant to the exercise of such option and contemporaneously with execution of this Agreement, BicycleTx and Purchaser are entering into that certain Collaboration and Licensing Agreement (the “Collaboration Agreement”).

Pursuant to the Option Agreement, and as partial consideration for the Collaboration Agreement, the Company has agreed to sell, and the Purchaser has agreed to purchase, ordinary shares, nominal value £0.01 per share, of the Company  (the “Ordinary Shares”), subject to and in accordance with the terms and provisions of this Agreement.

AGREEMENT

For good and valuable consideration, the Purchaser and the Company agree as follows:

Section 1.	SALE AND PURCHASE OF ORDINARY SHARES
1.1Purchase of Ordinary Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, a number of  Ordinary Shares equal to $11,000,000 divided by the Share Value, rounded down to the nearest whole share (such Ordinary Shares, the “Shares”).  The aggregate purchase price shall equal the number of Shares multiplied by the Share Value, rounded to the nearest cent (the “Purchase Price”), provided, however, that if the number of Shares calculated in accordance with the preceding clause of this Section 1.1 exceeds the Share Cap, the Company will issue and sell to Purchaser, and the Purchaser will purchase from the Company, the number of Ordinary Shares equal to the Share Cap, at the Share Value, and shall pay to the Company in cash the difference between (i) $11,000,000 and (ii) the product of the Share Value multiplied by the Share Cap (any such amount, the “Closing Cash”).  In the event the Share Cap is applicable, the term “Shares” shall refer to the number of Ordinary Shares equal to the Share

Cap, and the term “Purchase Price” shall refer to the product of the Share Value and the Share Cap.
1.2Payment.  At the Closing, Purchaser will pay the Purchase Price and the Closing Cash, if any, by wire transfer of immediately available funds in accordance with wire instructions, which instructions will have been provided by the Company to Purchaser at least three (3) Business Days prior to the Closing, and the Company will cause its registrar and transfer agent to issue such Shares in restricted book entry form registered in the name of the Purchaser.
1.3Closing.
(a)Closing.  The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held at the offices of the Company or through the electronic exchange of documents and signatures, as promptly as practicable and upon the satisfaction of the closing conditions set forth in Section 6 hereof, and in no event more than ten (10) Business Days after the Execution Date.
(b)Closing Deliverables.
(i)At the Closing, the Company will deliver to Purchaser:
A.a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);
B.a certificate in form and substance reasonably satisfactory to Purchaser and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Closing set forth in Sections 6.2(a), (b), (c) and (d) of this Agreement have been fulfilled; and
C.a certificate of the secretary of the Company dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.
(ii)At the Closing, Purchaser will deliver to the Company:
A.a duly-executed Cross-Receipt; and
B.a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Purchaser by an authorized officer of Purchaser, certifying that the conditions to the Closing set forth in Section 6.1(b) and (c) of this Agreement have been fulfilled.
Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specifically contemplated by this Agreement, the Company hereby represents and warrants to Purchaser that:

2.1Private Placement.  Neither the Company nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act.  Subject to the accuracy of the representations made by Purchaser in Section 3, the Shares will be issued and sold to Purchaser in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities Laws of the states of the United States.  The Company has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
2.2Corporate Power and Qualification.  The Company has full corporate power and authority to conduct its business as currently conducted.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect on the Company.
2.3Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms and conditions hereof.  The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms and conditions hereof) have been duly authorized by the Board and no further consent or authorization of the Company, the Board, or its shareholders is required.  This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
2.4Issuance of Shares.  The Shares, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of shareholders of the Company.
2.5SEC Documents, Financial Statements.
(a)The American Depositary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  The Company has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to Purchaser complete copies of its most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q, and any report on Form 8-K, in each case filed with the SEC prior to the Execution Date (the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such

SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No inquiries or any other investigation conducted by or on behalf of Purchaser or its representatives or counsel will modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in this Agreement.
(b)There are no outstanding or unresolved comments in comment letters received from the SEC or its staff.
(c)As of the Execution Date, other than the transactions that are the subject of this Agreement and the Collaboration Agreement, no material fact or circumstance exists that would be required to be disclosed in a current report on Form 8-K or in a registration statement filed under the Securities Act, were such a registration statement filed on the date hereof, that has not been disclosed in an SEC Document.
(d)The financial statements, together with the related notes, of the Company included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(e)The American Depositary Shares are listed on Nasdaq, and the Company has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the American Depositary Shares under the Exchange Act or delisting the American Depositary Shares from Nasdaq.  As of the Execution Date, the Company has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.
2.6Internal Controls; Disclosure Controls and Procedures. The Company maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act.  The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects.  Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.

2.7Voting Rights.
(a)All of the Ordinary Shares are entitled to one (1) vote per share.
(b)Except as described or referred to in the SEC Documents, as of the Execution Date, there were not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any ordinary shares, ADSs or any other securities of the Company other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Documents; or (ii) any restrictions on the transfer of share capital of the Company other than pursuant to applicable U.K. or U.S. federal or state securities Laws or as set forth in this Agreement.
(c)The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of or other securities of  the Company or the giving of written consents by a shareholder or director of the Company.
2.8No Conflicts; Government Consents and Permits.
(a)The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of the Company’s Articles of Association, as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party, or (iii) subject to Section 2.8(b), result in a violation of any Law (including United States federal, state and U.K. securities Laws and regulations and regulations of any self-regulatory organizations) applicable to the Company, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, a Material Adverse Effect on the Company or result in a liability for Purchaser.
(b)The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to issue and sell the Shares in accordance with the terms and conditions hereof other than such as have been made or obtained, and except for any post-closing filings required to be made under federal, national or state securities Laws.
2.9Litigation.  Other than as set forth in the SEC Documents filed prior to the Execution Date, there is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or that the Company intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, and would not reasonably be expected to have a Material Adverse Effect.
2.10Licenses and Other Rights; Compliance with Laws.  The Company has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  The Company has not taken any action that would interfere with its ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be expected to have, a Material Adverse Effect.  The Company is and has been in compliance with all Laws applicable to its business, properties and assets, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
2.11Intellectual Property.
(a)Other than as set forth in the SEC Documents filed prior to the Execution Date, the Intellectual Property that is owned by the Company or its subsidiaries is owned free from any Liens.  All of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any Liens, and, to the Company’s knowledge, neither the Company, nor any other party thereto, is in material breach of any such material Intellectual Property License.  To the Company’s knowledge, no event has occurred that with notice or lapse of time or both (i) would constitute a breach or default of any such material Intellectual Property License, (ii) would result in the termination thereof, or (iii) would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder by the Company or its subsidiaries, except, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.
(b)Except as set forth in the SEC Documents, there is no legal claim or demand of any Person or any proceeding that is pending or threatened in writing, (i) challenging the right of the Company in respect of any Intellectual Property of the Company, or (ii) claiming that any default exists under any Intellectual Property License, except, in the case of clauses (i) and (ii) above, where any such claim, demand or proceeding has not had, and would notreasonably be expected to have, a Material Adverse Effect.
(c)Except as set forth in the SEC Documents: (i) the Company or one of its subsidiaries owns, free and clear of any Lien, or, to the Company’s knowledge, has a valid license, or an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and Intellectual Property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of the Company’s business, except where the failure to own or have any of the foregoing would not reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to the Company collectively, the “Company Rights”); and (ii) the Company and its subsidiaries have taken reasonable measures to protect the Company Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures has not had, and would not reasonably be expected to have, a Material Adverse Effect.
2.12Health Care Matters.  The Company: (i) has operated and currently operates its business in compliance in all material respects with applicable provisions of the Health Care Laws (as defined below) of the Food and Drug Administration (“FDA”), the Department of Health and Human Services and any comparable state, foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, sale, promotion, distribution, storage, import, export or disposal of any of the Company’s product candidates or any product manufactured or distributed by the Company; (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or the Applicable Regulatory Authorities alleging or asserting non-compliance with any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all Regulatory Authorizations required to conduct its business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and the Company is not in violation, in any material respect, of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or the Applicable Regulatory Authorities or any other third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); (vii) is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority; and (viii) along with its employees, officers and directors, has not been excluded, disqualified, suspended or debarred from participation in any government health care program or human clinical research or, to the Company’s knowledge, subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, disqualification or exclusion.
2.13Clinical Trials.  None of the Company’s product candidates has received marketing approval from any Applicable Regulatory Authority.  All clinical and pre-clinical studies and trials conducted by or on behalf of or sponsored by the Company, or in which the Company has participated, with respect to the Company’s product candidates, including any such studies and trials that are described in the SEC Documents, or the results of which are referred to in the SEC Documents, as applicable (collectively, “Company Trials”), were, and if still pending are, to the Company’s knowledge, being conducted in all material respects in accordance with all applicable Health Care Laws of the Applicable Regulatory Authorities, including the FDA’s current Good Clinical Practices and Good Laboratory Practices, standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted.  The descriptions in the SEC Documents of the results of any Company Trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom as of the date of such SEC Documents.  The Company has no knowledge of any other studies or trials not described in the SEC Documents, the results of which are inconsistent with or call into question the results described or referred to in the SEC Documents.  The Company has not received any written notices, correspondence or other communications from the Applicable Regulatory Authorities or any other governmental entity or any institutional review board (“IRB”) or independent ethics committee (“IEC”) requiring or threatening the termination, material modification or suspension of Company Trials, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to the Company’s knowledge, there are no reasonable grounds for the same.  No investigational new drug application or comparable submission filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA or any other Applicable Regulatory Authority.  The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in a Company Trial, and the Company has obtained (or caused to be obtained) applicable IRB or IEC approvals for each Company Trial.  To the Company’s knowledge, none of the Company Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.
2.14Absence of Certain Changes.
(a)Except as disclosed in the SEC Documents filed prior to the Execution Date, since March 31, 2021, no change or event has occurred, except where such change or event has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.
(b)Except as set forth in the SEC Documents filed prior to the Execution Date or as contemplated by this Agreement or the Collaboration Agreement, since March 31, 2021 the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.
(c)Since March 31, 2021, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.
2.15Not an Investment Company.  The Company is not, and after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.
2.16Critical Technology.  The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
2.17No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.
Section 3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise specifically contemplated by this Agreement, Purchaser hereby represents and warrants to the Company that:

3.1Authorization; Enforcement.  Purchaser has the requisite corporate or other similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Purchaser has taken all necessary corporate or other similar action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
3.2No Conflicts; Government Consents and Permits.
(a)The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Purchaser’s memorandum and articles of association or equivalent organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Purchaser is a party, or (iii) result in a violation of any Law (including U.S. federal and state securities Laws and regulations and regulations of any self-regulatory organizations) applicable to Purchaser, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser or result in a liability for the Company.
(b)Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to purchase the Shares in accordance with the terms and conditions hereof, other than such as have been made or obtained, except if and to the extent applicable for compliance with any requirements of the HSR Act and any other antitrust Law.
3.3Investment Purpose.  Purchaser is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other Persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  Without limiting Section 5.1 and Section 5.2, Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act.

3.4Reliance on Exemptions.  Purchaser understands that the Company intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Shares.
3.5Accredited Investor; Access to Information.  Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  Purchaser has been furnished with materials relating to the offer and sale of the Shares that have been requested by Purchaser, including the SEC Documents, and Purchaser has had the opportunity to review the SEC Documents.  Purchaser has been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel will modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in this Agreement.
3.6Restricted Securities.  Purchaser understands that the Shares will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such Laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.
3.7Governmental Review.  Purchaser understands that no U.S. federal or state or U.K. agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares or an investment therein.
Section 4.	STANDSTILL AGREEMENT
4.1During the period commencing on the date of this Agreement (the “Standstill Commencement Date”) and ending on the 18-month anniversary of the Standstill Commencement Date (the “Standstill Period”), neither Purchaser, any of Purchaser’s controlled Affiliates nor any of Purchaser’s representatives acting on behalf of or in concert with Purchaser will, in any manner, directly or indirectly:
(a)make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any subsidiary or other controlled Affiliate of the Company, (ii) any acquisition of all or a material portion of the assets of the Company and its subsidiaries on a consolidated basis or (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled Affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any subsidiary, division or other affiliate of the Company (provided that the Purchaser may tender its shares in any tender or exchange offer made by any third party provided that Ionis is not in breach of or won’t be in breach of this Section 4.1 of this Agreement), or (iv)

any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the Company;
(b)form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the beneficial ownership of any securities of the Company or any subsidiary or division of the Company;
(c)otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company (other than such policies as may be within the scope of the Collaboration Agreement (including any amendments thereto));
(d)take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or
(e)agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a), (b), (c), or (d) above;
(f)assist, induce or encourage any other Person to take any action of the type referred to in clauses (a), (b), (c), (d) or (e) above (provided that the Purchaser shall not be deemed to be in violation of this clause (f) unless the Person providing such assistance, inducement or encouragement knew or reasonably should have known at the time he or she did so that doing so violated this clause (f), or knew or reasonably should have known after such time and did not attempt to halt such actions); or
(g)enter into any discussions, negotiations, arrangement or agreement with any other Person with the intent to effect any of the foregoing (provided that the Purchaser shall not be deemed to be in violation of this clause (g) with respect to discussions or negotiations unless the Person entering into such discussions or negotiations knew or reasonably should have known at the time he or she did so that doing so violated this clause (g) or knew or reasonably should have known after such time and did not attempt to halt such actions.
4.2Purchaser also agrees during the Standstill Period not to request the Company (or its representatives), directly or indirectly, amend or waive any provision of this Section 44 other than by means of a confidential communication to the Company’s Chairman of the Board or the Company’s Chief Executive Officer.
4.3Purchaser represents and warrants that, as of the Execution Date, neither Purchaser nor any of its Affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any voting securities of the Company.
4.4Notwithstanding the provisions set forth in Sections 4.1 and 4.2 (the “Standstill Provisions”), Purchaser shall immediately, and without any other action by the Company, be released from its obligations under the Standstill Provisions if: (a) the Company enters into a definitive written agreement with any Person other than the Purchaser (or any of its Affiliates) to consummate a merger, consolidation or similar transaction pursuant to which (i) any Person other than the Purchaser (or any of its Affiliates) will acquire 50% or more of the outstanding voting shares of the Company or (ii) the Company and its subsidiaries will sell to any Person other than the Purchaser (or any of its Affiliates) all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries ((i) or (ii), a “Company Sale”), (ii) a Third Party makes a tender or exchange offer for securities of the Company and the Board either accepts such offer or fails to recommend that its shareholders reject such offer within 10 Business Days from the date of commencement of such offer, or (iii) the Company publicly announces that its Board is engaging in a formal process that is intended to result in a transaction that if consummated would constitute a Company Sale.
4.5Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to prohibit a party from confidentially communicating to the other party’s board of directors or senior management or external financial advisors any non-public proposals regarding a possible transaction of any kind in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law or listing standards of any securities exchange, including Nasdaq.
Section 5.	TRANSFER, RESALE, LEGENDS, DEPOSIT FOR AMERICAN DEPOSITARY SHARES
5.1Transfer or Resale. Purchaser understands that:
(a)the Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, Purchaser may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”); and
(b)any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.
5.2Lock-Up.  Purchaser agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the earlier of (i) the one-year anniversary of the Closing Date, and (ii) the termination of the Collaboration Agreement, provided that in the event the termination occurs less than six months after the Closing Date, the Purchaser shall hold and will not sell or otherwise enter into a transaction regarding the Shares until at least the date that is six months after the Closing Date.  Notwithstanding the foregoing, this Section 5.2 will not preclude (i) distributions of Shares to general or limited partners, members, shareholders, Affiliates or wholly-owned subsidiaries of Purchaser or any investment fund or other entity controlled or managed by Purchaser; provided, in each case, that following any such transfer such Shares will remain subject to the provisions of this Section 5.2; or (ii) transfers pursuant to a bona fide third party tender offer for all outstanding Ordinary Shares, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company (including the entering into any lock-up, voting or similar agreement pursuant to which Purchaser may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the provisions of this Section 5.2.
5.3Legends.  Purchaser understands the Shares will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED unless (i) the Shares are registered pursuant to an effective registration statement under the Securities Act; (ii) an opinion of counsel HAS BEEN DELIVERED (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED JULY 9, 2021 BETWEEN BICYCLE THERAPEUTICS PLC AND IONIS PHARMACEUTICALS, INC.

If such Shares may be transferred pursuant to Section 5.2 (excluding transfers pursuant to Section 5.2(i)), Purchaser may request that the Company remove, and the Company agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities Law, within two (2) Business Days of any such request; provided, however, that each party will be responsible for any fees it incurs in connection with such request and removal.

5.4Deposit of Shares and Issuance of American Depositary Shares. Upon the written request of the Purchaser to the Company, and in accordance with the other limitations of this Agreement, the Company will deposit or cause to be deposited such number of Shares with the Depositary as is requested by the Purchaser, and issue or cause to be issued to the Purchaser the corresponding American Depositary Shares, with any and all costs associated with such deposit and issuance paid for by the Purchaser. The Company shall (a) use its reasonable best efforts to (i) register or qualify its American Depositary Shares under the securities or blue sky Laws of such jurisdictions in the United States as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the American Depositary Shares owned by the Purchaser in accordance with Rule 144 or some other exemption under the Securities Act or the rules and regulations of the SEC thereunder, provided that the Company shall not be required to register the Shares or any American Depositary Shares held by the Purchaser on a Registration Statement on Form S-1 or Registration Statement on Form S-3 and (ii) cause all such American Depositary Shares to be eligible and remain eligible for registration of the American Depositary Shares pursuant to Form F-6, and (b) cooperate with the Purchaser and the Depositary to facilitate the timely delivery of American Depositary Shares (in book entry or certificated form), which American Depositary Shares shall be free of all restrictive legends unless the Company reasonably determines on advice from legal counsel that such legends are required by applicable law (it being understood that the American Depositary Shares may be restricted American Depositary Shares subject to restrictions imposed by the Depositary if and for so long as the Purchaser is an Affiliate of the Company).

5.5Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC that may permit the sale of registrable securities to the public without registration, the Company agrees to use its best efforts to:

(a)   Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)   So long as Purchaser owns Shares, furnish to Purchaser upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as Purchaser may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 6.	CONDITIONS TO CLOSING
6.1Conditions to Obligations of the Company.  The Company’s obligation to complete the purchase and sale of the Shares and deliver the Shares to Purchaser is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)Receipt of Funds.  The Company will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.
(b)Representations and Warranties.  The representations and warranties made by Purchaser in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.
(d)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)No Governmental Prohibition.  The sale of the Shares by the Company and the purchase of the Shares by Purchaser will not be prohibited by any applicable Law at the time of the Closing.
(f)Collaboration Agreement.  Purchaser and the Company shall have duly executed and delivered the Collaboration Agreement, such agreement shall be in full force and effect, each of the conditions contained therein shall have been satisfied or waived (if legally permissible) and the provisions of such agreement shall have become effective.
(g)Closing Deliverables.  All closing deliverables as required under Section 1.3(b)(ii) shall have been delivered by Purchaser to the Company.
6.2Conditions to Purchaser’s Obligations at the Closing.  Purchaser’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)Representations and Warranties.  The representations and warranties made by the Company in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.
(b)Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)Transfer Agent Instructions.  The Company will have delivered to its transfer agent and registrar irrevocable written instructions to issue the Shares to Purchaser in a form and substance acceptable to such transfer agent.
(d)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)Collaboration Agreement. Purchaser and the Company shall have duly executed and delivered the Collaboration Agreement, such agreement shall be in full force and effect, each of the conditions contained therein shall have been satisfied or waived (if legally permissible) and the provisions of such agreement shall have become effective.

(f)No Governmental Prohibition.  The sale of the Shares by the Company, and the purchase of the Shares by Purchaser will not be prohibited by any applicable Law at the time of the Closing.
(g)Closing Deliverables.  All closing deliverables as required under Section 1.3(b)(i) shall have been delivered by the Company to Purchaser.
Section 7.	INDEMNIFICATION
7.1Indemnification by the Company.  The Company shall indemnify and hold harmless Purchaser and its Affiliates, and the directors, officers, employees and other agents and representatives of Purchaser and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company or on its behalf hereunder; and (b) the non-fulfillment or breach by the Company of any agreements or obligations under this Agreement.
7.2Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless the Company and its Affiliates, and the directors, officers, employees and other agents and representatives of the Company and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any certificate delivered by the Purchaser or on its behalf hereunder; and (b) the non-fulfillment or breach by Purchaser of any agreements or obligations under this Agreement.
7.3Calculation of Losses.  Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law.  Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.
7.4Certain Procedures for Indemnification.
(a)If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Section 7 (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such action.
(b)With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the reasonable judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (y) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (z) to settle and compromise any such claim or action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 7.4; provided, however, that if, in the opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel to the Indemnified Party.  The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.
7.5Survival; Expiration.
(a)Notwithstanding any investigation made by or on behalf of the Company or Purchaser prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the exhibits and schedules hereto) and any certificate delivered hereunder shall survive the Closing and shall terminate on the second anniversary of the Closing Date.
(b)The covenants of the parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.
(c)Any right of indemnification or reimbursement pursuant to this Section 7 with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, agreement or obligation shall expire on the applicable date of termination of the representation, warranty or covenant claimed to be breached (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment from the Indemnified Party or is based on fraud or intentional or willful breach of the Indemnifying Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, agreement or obligation.  For the avoidance of doubt, no claims based on fraud or intentional or willful breach will be subject to any of the limitations set forth in this Section 7.5.

Section 8.	DISPUTE RESOLUTION
8.1(a) If the parties cannot amicably resolve any dispute (a “Dispute”) arising under this Agreement, then a party seeking further resolution of such Dispute shall submit such Dispute to final and binding arbitration conducted in accordance with the terms of this Section 8.1.  The party initiating arbitration will give written notice to that effect to the other party.  The legal seat of arbitration will be New York City, New York, U.S., and the arbitration will be administered by JAMS according to the JAMS International Arbitration Rules applicable at the time of commencement of the arbitration except as otherwise provided herein and applying the substantive law specified in Section 10.1.  The arbitration will be conducted by a single arbitrator appointed in accordance with the Rules, provided that such arbitrator must have significant business or legal experience in the pharmaceutical industry and the applicable law concerning the subject matter of the dispute.  In any case, the arbitrator will not be an Affiliate, employee, consultant, officer, director, shareholder or stockholder of either party, or otherwise have any current or previous relationship with either party or their respective Affiliates.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrator will render a written opinion within 30 days after the final arbitration hearing.  The arbitrator’s decision will include findings of fact and conclusions of law.  The determination of the arbitrator as to the resolution of any Dispute will be binding and conclusive on the parties.  Judgment on the award so rendered may be entered in any court of competent jurisdiction, and the parties undertake to carry out any award without delay.  Nothing contained herein will be construed to permit the arbitrator to award punitive, exemplary, or any similar damages and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Each party will bear its own attorneys’ fees, costs and disbursements arising out of the arbitration and will pay an equal share of the fees and costs of the arbitrator.  Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable law or regulation, no party nor the arbitrator may disclose the existence, content, or results of an arbitration under this Section 8.1 without the express, prior written consent of each of the parties.  In no event shall any party initiate arbitration after the date when commencement of a legal or equitable proceeding based on the Dispute, controversy, or claim would be barred by the applicable New York statute of limitations.  Any Disputes concerning the propriety of the commencement of the arbitration, or the validity or application of this Section 8.1, shall be finally settled by the arbitrator.  Nothing in this Section 8.1 shall preclude either party from (a) seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a dispute in any court of competent jurisdiction, before or after the initiation of an arbitration as set forth in this Section 8.1, if necessary to protect the interests of such party, or (b) bringing an action in any court of competent jurisdiction to resolve a dispute regarding the intellectual property rights hereunder, and this sentence shall be specifically enforceable.
(b)For the avoidance of doubt, any disputes with respect to the terms of the Collaboration Agreement shall be resolved in accordance with the dispute resolution provisions therein, and shall not be subject to the provisions of this Section 8.
Section 9.	TERMINATION
9.1Ability to Terminate.  This Agreement may be terminated prior to the Closing:

(a)at any time by mutual written consent of the Company and Purchaser;
(b)by the Company, upon three (3) days’ written notice to Purchaser, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement that has not been cured within such 3-day notice period, or (ii) if any representation or warranty of Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1 could not be satisfied by the Termination Date;
(c)by Purchaser, upon three (3) days’ written notice to the Company, so long as Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2 of this Agreement, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement that has not been cured within such 3-day notice period, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2 of this Agreement could not be satisfied by the Termination Date;
(d)by either the Company or Purchaser, upon written notice to the other, if the Closing has not occurred on or before July 23, 2021 (the “Termination Date”).
9.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9, (a) this Agreement (except for this Section 9.2, and Section 7, Section 8, Section 10.1 and Sections 10.3 through 10.14 and any definitions set forth in this Agreement and used in such Sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) any and all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.
Section 10.GOVERNING LAW; MISCELLANEOUS
10.1Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws that would require the application of the substantive Laws of another jurisdiction.
10.2Market Listing. From the Execution Date through the Closing, the Company shall use commercially reasonable efforts to maintain the listing and trading of the Company’s American Depositary Shares on Nasdaq.
10.3Counterparts; Electronic Signatures.  This Agreement may be executed and delivered (including by facsimile transmission or PDF or any other electronically transmitted signatures) in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.
10.5Rules of Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement and (iii) “or” has the inclusive meaning represented by the phrase “and/or”.
(c)Except as otherwise indicated, all references in this Agreement to “Sections” and “Appendices” are intended to refer to Sections of this Agreement, as appropriate, and Appendices to this Agreement.
(d)As used in this Agreement, the term “days” means calendar days unless otherwise specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(e)Unless otherwise indicated, all monetary amounts herein are in United States dollars.
10.6Severability.  If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.
10.7Entire Agreement; Amendments. This Agreement, the Option Agreement, and the Collaboration Agreement (including any schedules, appendices and exhibits hereto or thereto and any certificates delivered hereunder) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver effected in accordance with this Section 10.7 shall be binding upon Purchaser and the Company.

10.8Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to the Company, to:

Bicycle Therapeutics plc

Building 900

Babraham Research Campus

Cambridge CB22 3AT, UK

Attention: General Counsel

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Laura Berezin

E-mail:

If to the Purchaser, to:

Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

Attention: Chief Financial Officer

Email:

With a copy (which shall not constitute notice) to:

Attention: General Counsel

Email:

10.9Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, and Purchaser will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.
10.10Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.11Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
10.12No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.
10.13Equitable Relief.  The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to Purchaser.  The Company therefore agrees that Purchaser is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.  Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to the Company.  Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.
10.14Expenses.  The Company and Purchaser are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.
10.15Public Disclosure.  On or shortly after the Effective Date, the Company and Purchaser shall issue a joint press release in a form mutually agreed to by the Company and Purchaser.  In addition, the Company shall file a Current Report on Form 8-K with the SEC within the time period required by such form and including such disclosures as required by such form with respect to this Agreement and the transactions contemplated herein, such Current Report on Form 8-K to be in a form mutually agreed to by the Company and Purchaser.  No other written release, public announcement, disclosure or filing concerning the purchase of the Shares, this Agreement or the transactions contemplated hereby or thereby shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) and, except as set forth in this Section 10.15, the parties agree to keep the terms of this Agreement confidential.  Notwithstanding the foregoing, the parties acknowledge and agree that applicable Law or the requirements of a national securities exchange or another similar regulatory body may require either party to file or otherwise disclose a copy of this Agreement.  The party required to make such filing or otherwise disclose shall notify the other party and shall, to the extent possible, provide the other party with at least five (5) Business Days to request redactions thereof prior to making such filing or disclosure.  The disclosing party shall use commercially reasonable efforts to procure confidential treatment of such proposed redactions pursuant to the Securities Act and the Exchange Act, in each case as amended, and the rules, regulations and guidelines promulgated thereunder, or any other applicable Law or the rules, regulations or guidelines promulgated hereunder; provided that the foregoing shall not prevent the party from making such public disclosures as it must make to comply with applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

BICYCLE THERAPEUTICS PLC

By:	/s/ Kevin Lee

Name:	Kevin Lee

Title:	Chief Executive Officer, Director

PURCHASER:

IONIS PHARMACEUTICALS, INC.

By:	/s/ Brett Monia

Name:	Brett Monia

Title:	Chief Executive Officer

[Signature page to Share Purchase Agreement]

APPENDIX 1

DEFINED TERMS

“Affiliate” of an entity means any corporation, firm, partnership or other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it.  An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities, capital stock or share capital (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the preamble.

“American Depositary Shares” shall mean shares issued by the Depositary pursuant to the Deposit Agreement, each representing one Ordinary Share.

“Applicable Regulatory Authorities” has the meaning set forth in Section 2.12.

“BicycleTx” has the meaning set forth in the recitals.

“Board” means the board of directors of the Company.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California, the State of New York and London, England.

“Change of Control Transaction” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash” has the meaning set forth in Section 1.3(a).

“Closing Date” means the date on which the Closing actually occurs.

“Collaboration Agreement” has the meaning set forth in the recitals.

“Company Rights” has the meaning set forth in Section 2.11(c).

“Company Sale” has the meaning set forth in Section 4.4.

“Company Trials” has the meaning set forth in Section 2.13.

“Cross-Receipt” has the meaning set forth in Section 1.3(b)(i)A).

“Deposit Agreement” means the Deposit Agreement, dated as May 28, 2019, as amended from time to time, among the Company, the Depositary, and holders from time to time of the American Depositary Shares.

“Depositary” means mean Citibank, N.A.

“Dispute” has the meaning set forth in Section 8.1.

“DOJ” means the U.S. Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Expiration Date” has the meaning set forth in Section 7.5(c).

“FDA” has the meaning set forth in Section 2.12.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Clinical Practices” means the legal, scientific and ethical standards for the performance of clinical research on medicinal products involving humans, including as reflected in the regulations of the FDA at 21 C.F.R. parts 50, 54, 56, and 312.

“Good Laboratory Practices” means the legal, scientific and ethical standards for the performance of nonclinical laboratory studies, including as set out in the regulations of the FDA at 21 C.F.R. part 58.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. 1320a-7b(a); any other criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations, each and all as may be amended from time to time.

“HIPAA” has the meaning set forth in the definition of “Health Care Laws.”

“IEC” has the meaning set forth in Section 2.13.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“IRB” has the meaning set forth in Section 2.13.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Lien” means any lien (statutory or otherwise), charge, security interest, pledge, mortgage, restriction on use or transfer, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of the Company or Purchaser, as the case may be, taken as a whole, or (b) that materially impairs the ability of the Company or Purchaser to perform its obligations pursuant to the transactions contemplated by this Agreement or the Collaboration Agreement; provided however, that, none of the following (alone or when aggregated with any other effects), shall be deemed to be a Material Adverse Effect, and none of the following (alone or when aggregated with any other effects), shall be taken into account for purposes of clause (a) above: (A) (1) general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which the Company or Purchaser conducts business, in each case, including any acts of terrorism or war, weather conditions, global virus pandemics, epidemics or other force majeure events, in the case of each of clauses (1) and (2), solely to the extent that such effects do not have and are not reasonably likely to have a material disproportionate impact on the Company or Purchaser, as the case may be; (B) this Agreement, the Collaboration Agreement (including any amendments thereto), and the transactions contemplated hereby and thereby; or (C) changes in the trading price or volume of the American Depositary Shares or the Purchaser’s ordinary shares, in and of themselves.

“Nasdaq” means The Nasdaq Global Select Market.

“Option Agreement” has the meaning set forth in the recitals.

“Ordinary Shares” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 2.10.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Proprietary Rights” has the meaning set forth in Section 2.11(c).

“Purchase Price” has the meaning set forth in Section 1.1.

“Regulatory Authorizations” has the meaning set forth in Section 2.12.

“Rule 144” has the meaning set forth in Section 5.1(a).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“SEC Documents” has the meaning set forth in Section 2.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Share Cap” means a number of Ordinary Shares equal to 9.99% of the Ordinary Shares issued and outstanding on the Execution Date, rounded down to nearest number of Ordinary Shares.

“Share Value” means a price per Share (rounded to the nearest cent) equal to the product of (a) 1.3 and (b) the volume weighted average price per American Depositary Share as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BCYC AQR” (or its equivalent successor if such page is not available) for a twenty (20) Trading Day period, starting with the scheduled opening of trading on the twentieth (20th) Trading Day prior to the date of the Purchaser’s exercise of its option under the Option Agreement and ending with the scheduled close of trading of the primary trading session on the Trading Day prior to date of Purchaser’s exercise of its option under the Option Agreement, as reported on Nasdaq.com, without regard to after-hours trading or any other trading outside of the regular trading session trading hours; provided that the Share Value shall in no event be lower than the Minimum Price (as defined in accordance with the rules and regulations of Nasdaq) on the Execution Date.

“Shares” has the meaning set forth in Section 1.1.

“Standstill Period” has the meaning set forth in Section 4.4.

“Standstill Provisions” has the meaning set forth in Section 4.4.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party” means any entity other than BicycleTx, the Company, the Purchaser or an Affiliate of BicycleTx, the Company, or the Purchaser.

“Trading Day” means a day on which Nasdaq is open for trading.

“The Company” has the meaning set forth in the preamble.